Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND AMONG

GREENBACKER GROUP LLC

GB LIQUIDATION PERFORMANCE HOLDER LLC

GB EO HOLDER LLC

AND

GREENBACKER ADMINISTRATION LLC

______________

May 19, 2022

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the exhibits attached hereto, this “Agreement”), dated as of May 19, 2022 (the “Effective Date”), is by and among Greenbacker Group LLC, a Delaware limited liability company, GB Liquidation Performance Holder LLC, a Delaware limited liability company, and GB EO Holder LLC, a Delaware limited liability company (each a “Recipient” and together the “Recipients”), and Greenbacker Administration LLC, a Delaware limited liability company (“Service Provider”).

WHEREAS, Greenbacker Group LLC has entered into a Contribution Agreement with Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (“GREC LLC”), dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, Greenbacker Group LLC will transfer and contribute to GREC LLC all of its right, title, and interest in and to the Contributed Interests and Contributed Assets (as such terms are defined in the Contribution Agreement), including interests in the Service Provider, subject to the terms and conditions set forth in the Contribution Agreement,

WHEREAS, GREC LLC immediately thereafter will transfer and contribute to Greenbacker Renewable Energy Corporation, a Delaware corporation, all of its rights, title and interest in and to the Contributed Interests and Contributed Assets, including interests in the Service Provider; and

WHEREAS, following the consummation of the transactions contemplated by the Contribution Agreement, and the transactions related to the Internalization Transaction described therein, and as an accommodation to the Recipients, Service Provider has agreed to perform the Services for certain periods following the Effective Date for the benefit of each Recipient after the Closing Date (as that term is defined in the Contribution Agreement).

NOW, THEREFORE, effective as of the Effective Date, in consideration of these premises and the covenants and agreements set forth herein, and intending to be legally bound thereby, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1.              Definitions.

(a)              Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Contribution Agreement.

(b)               For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Agreement	Preamble
Books and Records Breaching Party	Section 5.5 Section 5.3(a)
Contribution Agreement	Preamble
Coordinator	Section 3.2
Effective Date	Preamble
Force Majeure	Section 11.14
Indemnified Parties	Section 10.3(a)
Licensee	Section 6.1
Licensor	Section 6.1
Non-Breaching Party	Section 5.3(a)
Provider Name	Section 6.2
Recipient	Preamble
Reference Period	Section 2.1(c)
Service	Section 2.1(a)
Service Fee	Section 8.1
Service Period	Section 5.1
Service Provider	Preamble
Services Standard	Section 2.2
Transition Period	Section 5.2
TSA Equipment	Section 4.1

(c)                Construction. Any reference to a Person includes such Person’s successors and permitted assigns. Any reference in this Agreement to an “Article,” “Section” or “Exhibit” refers to the corresponding Article, Section or Exhibit of or to this Agreement, unless the context indicates otherwise. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole, including all Exhibits, and not to any particular provision of this Agreement, and the words “date hereof” refer to the date of this Agreement. The headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein. The words “to the extent” mean the degree to which and not simply “if.” Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The terms “dollars” and “$” mean U.S. dollars. Reference to “day” or “days” are to calendar days. References to “written” or “in writing” include electronic form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day (other than with respect to the provision of any Services in accordance with terms hereof, including those Services that are customarily performed on days that are not Business Days or are otherwise required to be performed on days that are not Business Days pursuant to this Agreement). When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided, however, that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period.

Article II

DESCRIPTION OF SERVICES; SERVICES STANDARD

Section 2.1.              Services.

(a)              During the Transition Period and otherwise subject to the terms and conditions of this Agreement, Service Provider shall provide, or cause to be provided, to each Recipient the services set forth on Exhibit A to this Agreement (each service, a “Service” and, collectively, the “Services”) in accordance with the Services Standard (as defined below).

(b)               Each Recipient acknowledges that during the Transition Period, Service Provider may be providing similar services, and/or services that involve the same resources, as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and, accordingly, Service Provider reserves the right to reasonably supplement, modify, substitute or otherwise alter the Services or the manner in which such Services are provided in connection with changes to its internal organization, relocation of the Services, outsourcing of any or all Services, responding to a reasonably plausible security threat or protecting its confidential information; provided, that no such supplement, modification, substitution or other alteration made by Service Provider pursuant to this Section 2.1(b) shall materially impair the quality, effectiveness, timeliness or utility of such Service.

(c)               Notwithstanding anything to the contrary contained in this Agreement or in the exhibits attached to this Agreement, Service Provider shall have no obligation under this Agreement to (i) advance funds, (ii) provide Services to any Person other than a Recipient, (iii) provide or continue to provide any Service to any Recipient which would have the effect of materially impairing the interests Service Provider or any of Service Provider’s Affiliates, (iv) engage in any unlawful activity, (v) disclose any information that would result in the loss of attorney-client privilege or similar privilege or (vi) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by Service Provider or its Affiliates after the Effective Date, if such systems, processes, technologies, plans or initiatives were not utilized by Service Provider or its Affiliates in providing services to the Business at any point during the twelve (12) month period immediately prior to the Effective Date (“Reference Period”).

(d)               Service Provider shall have the right, in its sole discretion, to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time. Nothing in this Agreement, subject to Service Provider’s obligation to provide, or cause to be provided, the Services, shall obligate Service Provider to hire any additional employees or provide any incentives to employees or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent. In performing their respective duties hereunder, all personnel of Service Provider shall be under its sole direction, control and supervision, and Service Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

Section 2.2.               Services Standard. Service Provider covenants and agrees that it shall, and shall cause its Affiliates to, (a) perform the Services to be performed by them hereunder in good faith, with the same standard of care and consistent with those provided by Service Provider to the Business in the Reference Period, and in compliance with applicable Law (the “Services Standard”). Each Recipient acknowledges that the timely completion of any Service by Service Provider or its Affiliates may depend upon the provision of information, documentation, products and/or services by a Recipient, and that Service Provider shall not be responsible for the failure to provide such Service or any damages resulting from such failure to provide such Service to the extent that such failure results from any failure of any Recipient to provide such information, documentation, products and/or services to Service Provider or its Affiliates.

Section 2.3.              Services Performed by Affiliates and Third Parties. Service Provider shall have the right to perform the Services itself, through any Affiliate or through any subcontractor. Service Provider shall in all cases retain responsibility for the provision of Services to a Recipient to be performed by any third-party service provider or subcontractor or by any of Service Provider’s Affiliates.

Section 2.4.          Omitted Services. Notwithstanding the contents of Exhibit A, Service Provider agrees to consider in good faith to any reasonable request by a Recipient for additional services that are necessary for the operation of the Business and are not currently contemplated in Exhibit A, to the extent that the Recipient and Service provider mutually agree any such Service was provided by Service Provider to the Business during the Reference Period. If Service Provider, in its sole discretion, agrees in writing to provide such additional services, such services shall be provided at a price to be mutually agreed upon in advance in writing by the parties after good faith negotiations. Any such additional services so agreed to be provided by Service Provider shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on Exhibit A as of the Effective Date. For the avoidance of doubt the provision of such Service will not alter the Transition Period (as defined below) without the amendment of this Agreement.

Article III

ACCESS; COORDINATION

Section 3.1.           Access. Each Recipient shall make available on a timely basis to Service Provider all information and materials reasonably requested by Service Provider to enable it to provide the Services hereunder. Each Recipient shall give Service Provider (and its representatives) reasonable access, during regular business hours and at such other times as are reasonably required and consented to in writing by a Recipient (which consent shall not be unreasonably withheld, conditioned, or delayed), to a Recipient’s premises or the premises of the Business for the purpose of providing the Services hereunder. While on a Recipient’s premises, Service Provider will, and will cause its contractors and personnel to, comply with such Recipient’s standards and policies with respect to the use of and conduct on such premises, to the extent such standards and policies have been provided to Service Provider by a Recipient and as they may be amended by such Recipient from time to time.

Section 3.2.           Coordination. Recipients and Service Provider hereby each designate the following individuals to act as its respective coordinator (a party’s “Coordinator”) for purposes of this Agreement:

(a)          Coordinator for Recipients:

Name:    Richard C. Butt

Title:      Chief Financial Officer

Phone:   646 556 6611

Email:    richard.butt@greenbackercapital.com

(b)           Coordinator for Service Provider:

Name:     Beth Madore

Title:       Vice President – Corporate Accounting

Phone:    207 203 9480

Email:     beth.madore@greenbackercapital.com

The Coordinators will be primarily responsible for liaising between Service Provider and Recipients with respect to the coordination and performance of all Services. A party may add an additional Coordinator or change its Coordinator by providing prior written notice to the other parties.

Article IV

TITLE TO EQUIPMENT; MANAGEMENT AND CONTROL

Section 4.1.             Equipment Title. All systems, tools, equipment, facilities and other resources owned and used by Service Provider in connection with the provision of Services hereunder (collectively, “TSA Equipment”) will remain the property of the Service Provider and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Service Provider.

Section 4.2.             Control of Equipment. Except as otherwise provided in this Agreement, management of and control over the provision of the Services (including the determination or designation at any time of the TSA Equipment, employees and other resources of Service Provider to be used in connection with the provision of the Services) will reside solely with Service Provider.

Article V

TERM AND TERMINATION

Section 5.1.             Period of Services. Service Provider’s obligation to provide each of the Services with respect to a Recipient shall terminate upon the earlier of (a) one month following the liquidation of such Recipient, or (b) (i) December 31, 2023 for each of Greenbacker Group LLC and GB Liquidation Performance Holder LLC and (ii) December 31, 2026 for GB EO Holder LLC, unless otherwise earlier terminated or extended by the mutual consent of the parties or earlier terminated pursuant to Section 5.2 or Section 5.3 (the “Service Period”).

Section 5.2.              Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the earlier of (a) the date on which this Agreement is terminated in accordance with this Article V or (b) the expiration of the last Service Period (such period of effectiveness in each case of (a) or (b), the “Transition Period”). Termination of any particular Service will be without prejudice to the remaining Services required to be provided by Service Provider under this Agreement. For clarity, all obligations of the Service Provider to provide to a Recipient any Services under this Agreement shall cease at the end of the Transition Period.

Section 5.3.              Termination of Services.

(a)               Any party (the “Non-Breaching Party”) may terminate any Service, or in the case of the Service Provider this Agreement: (a) at any time, upon prior written notice to another party (the “Breaching Party”), if the Breaching Party has failed to perform any of its material obligations under this Agreement with respect to such Service and such failure shall continue to exist thirty (30) Business Days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party or (b) immediately upon the Breaching Party’s receipt of written notice, if the continued performance of such Service would be a violation of any applicable Law.

Section 5.4.             Effect of Termination. Upon termination of this Agreement, all rights and obligations of each party hereto hereunder shall cease as of the date of the termination (except for the parties’ rights and obligations under Article IV, Article VI, Article VII, Article IX, Article X and Article XI, which shall survive termination of this Agreement) and any amounts owed by any party pursuant to this Agreement shall be paid in full promptly thereafter. Notwithstanding the foregoing, the termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights of any party that may have accrued prior to the effective date of such termination.

Section 5.5.             Books and Records; Property. As soon as reasonably practicable following the termination of this Agreement (including termination as to any particular Service), if applicable, the successor to each Recipient shall promptly return to Service Provider any property of Service Provider and its Affiliates used in connection with the provision of the Services covered by the termination. Service Provider shall be under no obligation to provide any technical support for any migrated data, systems or applications with respect to a Service following the termination date of such Service.

Article VI

INTELLECTUAL PROPERTY

Section 6.1.             Ownership of Intellectual Property; Enabling License. Except as otherwise expressly provided in this Agreement or in the Contribution Agreement, each of the parties and their respective Affiliates shall retain and own all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, enhancements or derivative works thereof, whether made by the parties and their Affiliates or by the other parties. No license or right, express or implied, is granted under this Agreement by any party or such party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each party hereto (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other parties (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use such Intellectual Property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor in connection with this Agreement. Upon the conclusion of the Transition Period, or the earlier termination of such Service, in accordance with this Agreement, the license to any Intellectual Property related to such Service or, in the case of the conclusion of the Transition Period, the licenses to all Intellectual Property, as applicable, shall terminate.

Section 6.2.             Use of Provider Name. During the Transition Period, each Recipient shall be permitted to continue to use the name “Greenbacker” (“Provider Name”) for the purpose of conducting its operations but solely to the extent that it used the Provider Name prior to the Effective Date, and subject to compliance with Service Provider’s guidelines on use and to Service Provider’s discretion. A Recipient’s right to use the Provider Name (i) may not be sublicensed or otherwise extended by a Recipient to any other Person, and (ii) shall terminate immediately upon termination of the Service Period with respect to such Recipient or the conclusion of the Transition Period.

Article VII

CONFIDENTIALITY

Section 7.1.             Confidentiality. Each of the parties shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence this Agreement and all proprietary and confidential business information of the other parties or its Affiliates to which it might become privy as a result of the provision of Services and other matters contemplated hereby, including the Books and Records, and such party shall not, and shall cause its Affiliates and its and their respective Representatives not to, disclose to any third party any such proprietary and confidential business information of the other parties or its Affiliates other than in performance of such party’s obligations under this Agreement; provided, however, that no restrictions shall be placed upon a party hereto in respect of the use or disclosure of any such information that the receiving party can demonstrate (a) is or becomes public knowledge through no fault, omission, breach of this Agreement or other act of the receiving party or its Affiliates or its or their respective Representatives or (b) was legally acquired by the receiving party from an unaffiliated third party who had a right to convey the same without obligation of secrecy and who did not obtain such information directly or indirectly from a party affiliated with the disclosing party. Each party hereto may make any legally required disclosure of such proprietary and confidential business information, but such party shall (unless legally prohibited from doing so) notify the other parties before making any such legally required disclosure and shall limit the amount of the information so disclosed to that which is, in the reasonable opinion of such party’s legal counsel, legally required disclosure, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. This Section 7.1 shall not apply to non-public disclosures made by any party to protect its rights and remedies under or with respect to this Agreement in the event of any dispute among the parties or their Affiliates related hereto. Upon demand by any disclosing party at any time, the receiving party shall promptly return or use commercially reasonable efforts to destroy, at the receiving party’s option, all such proprietary and confidential information. The obligations of this Section 7.1 shall survive the termination of this Agreement for five years (and with respect to any proprietary and confidential information that is a trade secret, until such time as such proprietary and confidential information is no longer afforded trade secret protection under applicable Law).

Article VIII

SERVICE FEE; PAYMENT TERMS

Section 8.1.              Service Fee. Each Recipient shall pay to Service Provider an amount for each Service (the “Service Fee”) as set forth in Exhibit A. Each Recipient shall pay the Service Fee to Service Provider in accordance with the invoicing procedures set forth in Section 8.2. For the avoidance of doubt, in no event shall the Service Provider provide or be required to provide any Service to any Recipient for less than the reasonably documented cost to Service Provider to provide such Service.

Section 8.2.              Payment Terms. Service Provider shall issue an invoice to each Recipient for each of the Services on a monthly basis or upon such other interval as may be mutually agreed by the parties. The invoice shall set forth in reasonable detail, with such supporting documentation as a Recipient may reasonably request with respect to out-of-pocket charges or costs, the Service Fee pursuant to Section 8.1 with respect to the applicable month, and which in each case shall be delivered within 30 days after the end of each applicable month. Subject to any invoice dispute as described below, each Recipient shall pay Service Provider all amounts set forth on such invoice within 30 days after such Recipient’s receipt of such invoice. All such invoices shall be delivered to each Recipient at such Recipient’s address as set forth in Section 11.1 or as such Recipient shall later designate by written notice to Service Provider.

Section 8.3.              Taxes. In addition to the Service Fees payable by a Recipient for the Services delivered hereunder, each Recipient shall pay to Service Provider the amount of all sales or similar taxes that Service Provider or any of its Affiliates is in the future required to pay that directly result from any Service delivered hereunder. In the event that Service Provider or any of its Affiliates is legally obligated to collect any such taxes from such Recipient, Service Provider shall have full authority to do so, and in the event that Service Provider provides a Recipient with invoices for the Services setting forth the amount of such taxes that are due, such Recipient shall, subject to Section 8.2 (including with respect to any invoice dispute), pay the amount set forth on the invoices to Service Provider.

Article IX

DISPUTE RESOLUTION

Section 9.1.              Dispute Resolution. If there is a dispute between the parties hereto or their respective Affiliates arising out of or relating to this Agreement, a party may, at any time, give notice to the other parties requesting to discuss actions that might be taken to resolve such dispute and the parties hereto shall, promptly upon receipt of such notice, negotiate in good faith with respect to the disputed issue and use commercially reasonable efforts to resolve such dispute. If the parties hereto shall have failed to reach a resolution of the dispute within thirty (30) days after notice of such dispute has been given, a party may submit by written notice to the other parties a request that the respective senior officers of Service Provider and Recipient(s) discuss such actions, and as promptly as practicable after such notice of submission has been given, each of Service Provider and Recipient(s) shall cause such senior officers to negotiate in good faith with respect to such actions and use commercially reasonable efforts to resolve such dispute within ten (10) days of the matter being submitted to them. If at the end of such time the parties are unable to resolve the dispute amicably, then nothing in this Article IX shall prevent a party from seeking to adjudicate such a dispute pursuant to Section 11.9, Section 11.10, and/or Section 11.11, nor shall this Article IX prevent a party from seeking a judicial resolution on an emergency or similar expedited basis (subject to the limitations set forth in Section 11.9, Section 11.10, and/or Section 11.11). For the avoidance of doubt, unless this Agreement is otherwise terminated pursuant to Article V, each party hereto shall continue to perform its obligations under this Agreement during any period of time when the dispute resolution procedures outlined above are being followed.

Article X

DISCLAIMER; LIMITATION OF LIABILITY; INDEMNIFICATION

Section 10.1.          Disclaimer of Representations and Warranties. SUBJECT TO THE SERVICES STANDARD, SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. EACH RECIPIENT HEREBY EXPRESSLY ACCEPTS, ON BEHALF OF ITSELF AND ITS AFFILIATES, SUCH DISCLAIMER.

Section 10.2.           Limitation of Liability.

(a)             Except with respect to gross negligence or willful misconduct, no party nor any of its Affiliates shall be liable, whether in warranty, contract, tort (including any form of strict liability) or otherwise, for any special, indirect, incidental, exemplary, punitive or consequential damages or any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology whatsoever of the other parties, or any of its Affiliates or representatives, which in any way arise out of, relate to, or are a consequence of, its or any of its Affiliates’ performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder, including, to the extent so characterized, loss of profits, revenues, business interruptions or business opportunities and claims of customers or employees of the other parties or the Business.

(b)            Except with respect to fraud, gross negligence or willful misconduct, notwithstanding anything else to the contrary contained herein, the liability of Service Provider, with respect to this Agreement or anything done in connection herewith, including the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in warranty, contract, tort (including any form of strict liability) or otherwise, shall not exceed the Service Fees actually received by Service Provider during the preceding in respect of the Service from which such liability flows.

Section 10.3.           Indemnification.

(a)             Each party hereto shall indemnify and hold harmless the other parties and its directors, officers, managers, partners, employees, counsel, financial advisors, accountants, consultants and other advisors, representatives and agents (the “Indemnified Parties”) from and against any and all Losses that may be paid or are suffered or incurred by any Indemnified Party that arise out of or result from any material breach by such first party of its confidentiality obligations hereunder in accordance with, and subject to, the terms of this Agreement, except to the extent such Losses relate to the fraud, gross negligence or willful misconduct.

(b)              A Recipient or Service Provider, as the case may be, shall indemnify each Service Provider Indemnified Party or Recipient Indemnified Party, as the case may be, for any Losses pursuant to the indemnification provisions set forth in this Section 10.3 in accordance with the indemnification procedures set forth in Article VI (Indemnification) of the Contribution Agreement; provided, however, that for the avoidance of doubt the indemnification obligations hereunder shall not be subject to the indemnification limitations set forth in Article VI (Indemnification) of the Contribution Agreement.

Article XI

MISCELLANEOUS

Section 11.1.            Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, on the date delivered, (b) when transmitted via e-mail (or other electronic or facsimile device), on the date the delivering party receives confirmation during normal business hours (and, if not during normal business hours, the next Business Day), (c) one (1) Business Day after being sent prepaid by a reputable courier service (providing proof of delivery) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

To Service Provider:

Greenbacker Administration LLC

30 Danforth Street, Suite 206

Portland, Maine 04101

Attention: General Counsel

Phone: +1 (917) 565-4285

Email: generalcounsel@greenbackercapital.com

To Recipients:

Greenbacker Group LLC

GB Liquidation Performance Holder LLC

GB EO Holder LLC

30 Danforth Street, STE 206

Portland, Maine 04101

Attention: General Counsel

Phone: +1 (917) 565-4285

Email: generalcounsel@greenbackercapital.com

Section 11.2.           Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party hereto and that identifies itself as an amendment to this Agreement.

Section 11.3.          Waiver and Remedies. A party may (a) extend the time for performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement; provided, however, that (i) any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 11.4.         Entire Agreement. This Agreement (including all exhibits) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter thereof, except for the Contribution Agreement and the other Transaction Documents. In the event of a conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control. In the event of a conflict between the terms contained in Exhibit A of this Agreement and any other terms contained in this Agreement, the terms of Exhibit A shall control.

Section 11.5.         Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and permitted assigns, except that no party may assign any rights or delegate any obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that a party is permitted to assign any of its rights and delegate any of its obligations under this Agreement without the prior written consent of the other parties (a) to any of its Affiliates, (b) in connection with the sale of all or substantially all of the ownership interests or assets of, or any business combination or merger involving, it or any of its Affiliates, and (c) as collateral to any financial institution providing financing to it or any of its Affiliates; provided, further, that no assignment or delegation will relieve a party of any of such party’s obligations under this Agreement. Any attempted assignment in violation of this Section 11.5 shall be void. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (i) such rights as may inure to a successor or permitted assignee under this Section 11.5 and (ii) to the extent specified in Section 10.3, which is intended to benefit and to be enforceable by the Persons specified therein.

Section 11.6.         Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then such provision, as to that jurisdiction, will be ineffective to the extent of such invalidity, illegality or unenforceability without rendering ineffective the remaining provisions of this Agreement or rendering ineffective any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby will be consummated as originally contemplated to the fullest extent legally permissible.

Section 11.7.         Exhibits. The Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 11.8.          Interpretation. In the negotiation of this Agreement, each party hereto has received advice from its own attorneys. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

Section 11.9.          Governing Law. This Agreement is governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of law principles.

Section 11.10.       Specific Performance. The parties agree that irreparable damage would occur, that no adequate remedy at Law would exist and that damages would be difficult to determine, in the event that any of the provisions of this Agreement were not performed by the parties in accordance with its specific terms or were otherwise breached. The parties accordingly agree that in addition to any other remedy to which they are entitled at Law or in equity, the parties shall be entitled to seek injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party hereto expressly waives any requirement that the other parties obtain any bond or provide any indemnity in connection with any Action seeking injunctive relief or specific enforcement of the provisions of this Agreement. The parties further agree that nothing set forth in this Section 11.10 shall (a) require any party to institute any Proceeding for (or limit any party’s right to institute any Action for) injunctive relief or specific enforcement under this Section 11.10 before or as a condition to exercising any termination right under Section 5.3 (and pursuing damages after such termination) or (b) restrict or limit any party’s right to terminate this Agreement in accordance with Section 5.3 (and to pursue damages after such termination).

Section 11.11.      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.12.      No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other parties, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other parties in violation of applicable Law. The parties are independent contractors with respect to each other under this Agreement. Subject to its obligations hereunder, Service Provider shall use its own discretion and shall have complete control over the work performed pursuant to this Agreement, its employees, and other details of performing its obligations hereunder. Each party hereto agrees not to hold itself out as having any authority or relationship contrary to this Section 11.12.

Section 11.13.      Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party hereto to the other parties. The signatures of all parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

Section 11.14.      Force Majeure. No party hereto shall be liable to another for its failure to perform hereunder caused by contingencies beyond its reasonable control (“Force Majeure”), including acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions. Any party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other parties of the existence of any such contingency and shall use its commercially reasonable efforts to re-commence its performance of such obligation as soon as commercially practicable, and no payment obligations, including Services Fees, will be payable by the other parties during the period of the event of Force Majeure. The Transition Period shall be extended by a period commensurate with the period that an event of Force Majeure has caused the provision of any particular Service to be interrupted; provided, that any such extension shall not be more than 60 days beyond the scheduled expiration date of such Service set forth in Exhibit A.

[Signatures begin on the next page.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SERVICE PROVIDER:

GREENBACKER ADMINISTRATION LLC

By:	/s/Richard Butt
Name: Richard C. Butt
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]

RECIPIENTS:

GREENBACKER GROUP LLC

By:	/s/David Sher
Name: David Sher
Title: Co-Chief Executive Officer

[Signature Page to Transition Services Agreement]

GB LIQUIDATION PERFORMANCE HOLDER LLC

By:	/s/Richard Butt
Name: Richard C. Butt
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]

GB EO HOLDER LLC

By:	/s/Charles Wheeler
Name: Charles Wheeler
Title: President

[Signature Page to Transition Services Agreement]

EXHIBIT A

SERVICES; FEES

I.	Services

Services will include, but may not be limited, to the following:

o	Completion of Recipients’ monthly financial statements and account reconciliations

o	Completion on ongoing miscellaneous payments regarding ongoing expenses

o	Collection of all outstanding receivables, liquidation of any remaining liabilities, and distribution of any remaining assets to members when and approved by the Board of Directors

o	Maintaining the capitalization table in Carta

o	Maintaining the GB Liquidation Performance Holder LLC and GB EO Holder LLC allocation schedule as applicable

o	Completion of the Carta Valuation for 12/31/21 audit purposes

o	Completion of each Recipient and Companies Group Form 1099’s for 2021 and 2022

o	Completion of Recipients and Companies Assumed Assets, Assumed Liabilities, and Companies Working Capital Schedules as part of finalization of Consideration as per the Contribution Agreement

o	Oversight of the Marcum LLP preparation of all federal and state 2021 and 2022 partnership tax returns including distribution of all Member K1’s

o	Management of the liquidation of each Recipient as applicable at the appropriate time as determined by their respective Board of Directors

o	Management of the issuance of GREC LLC shares to Recipient members as part of the Contribution Agreement execution as applicable

o	Management of the issuance of ownership interests in GB Liquidation Performance Holder LLC and GB EO Holder LLC, distribution of all associated documents including the 83(b) election, and issuance of GREC LLC shares

II.	Fees

Fees for the services listed in Section I (Services) above for the period from the Effective Date through the liquidation date of each Recipient plus one month will be billed to such Recipient at a rate of $200 per hour per person performing such Services. Greenbacker Administration LLC will be billed quarterly in arrears.